Exhibit 99.1
FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
REPORTS SECOND QUARTER EARNINGS OF $0.40 PER SHARE

August 8, 2008 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced that its second quarter 2008 earnings were $0.40 per share, versus the $0.29 per share reported in the second quarter of 2007. The results for the second quarter of 2008 set an all-time quarterly record for the Company’s earnings per share and revenues on a split-adjusted basis and excluding gains on the sale of businesses. All financial data in the text portion of this release are reported in US dollars and are before discontinued operations, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended June 30, 2008 were $304,389,000 versus $254,054,000 in the second quarter of 2007 and $225,156,000 in 2008’s first quarter. Total gross profit was $77,427,000 in the second quarter of 2008 versus $60,605,000 in the second quarter of 2007 and $42,047,000 in 2008’s first quarter. Income before discontinued operations was $30,157,000 in the second quarter of 2008 versus $22,165,000 in the comparable period of 2007, and $7,354,000 in the first quarter of 2008. Net income (including discontinued operations) was $29,417,000 in 2008’s second quarter versus $22,870,000 in 2007’s second quarter and $6,687,000 in 2008’s first quarter.

Consolidated results per share from continuing operations for the second quarter of 2008 were earnings of $0.40 with 75,752,000 weighted average diluted common shares outstanding versus $0.29 with 76,414,000 weighted average diluted common shares outstanding in the second quarter of 2007.

Divisional pretax earnings from continuing operations in the second quarter of 2008 versus the second quarter of 2007 and the first quarter of 2008 were: Fluids Division – $15,570,000 in 2Q 2008, $10,265,000 in 2Q 2007 and $6,841,000 in 1Q 2008; Well Abandonment & Decommissioning Services (WA&D Services) – $11,547,000 in 2Q 2008, $12,675,000 in 2Q 2007 and a loss of $4,103,000 in 1Q 2008; Maritech – $17,569,000 in 2Q 2008, $8,561,000 in 2Q 2007 and $7,374,000 in 1Q 2008; and, Production Enhancement Division – $17,027,000 in 2Q 2008, $12,174,000 in 2Q 2007 and $15,372,000 in 1Q 2008.

Financial data aggregating the first six months of 2008, comparable data for 2007 and data relating to net income, as well as discontinued operations, are available in the accompanying financial table in this press release.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The $0.40 per share earnings and the $304,389,000 in revenues set all-time high quarterly records for TETRA (split-adjusted and excluding gains on the sale of businesses). The second quarter results were better than our budgeted amounts, and they reflected significant over-performance in Fluids and Maritech. Our gross margin percentage improved to 25.4%, up from 23.9% in the second quarter of 2007 and 18.7% in the first quarter of 2008. These results should begin to vindicate the strategies that we

TETRA Technologies, Inc. Reports Second Quarter 2008 Results

have been employing. The earnings level was particularly gratifying after the mediocre results of the most recent quarters.

“Our Fluids Division had a strong second quarter, buoyed by the seasonally  strong TCE operations and a generally improving U.S. market. After years of declining completion fluids sales volumes (due to a dramatic reduction in Gulf of Mexico (GOM) drilling), the completion fluids market has begun to stabilize. We expect this market to actually begin to grow as deep-water GOM wells are completed, and as international use of completion fluids grows. We anticipate market growth in 2009, and then again in 2010. TETRA should also benefit from its Chemtura Agreements and its new Arkansas plant, as costs for our base products should decline in 2009 through 2011. Two other factors bode well for our Fluids business. In June, we announced that we had signed a contract with Petroleo Brasileiro (Petrobras). This contract, which may begin as soon as late in 2008, is for completion fluids and associated services on deep-water HTHP (high temperature, high pressure) wells offshore Brazil. Additionally, our partial integration in the production of completion fluids is expected to help insulate us from the price increases recently announced by the manufacturers of those products, which could push retail prices higher.

“The second quarter began to reflect the effects of the changes made to our WA&D Services business during the last 15 months. The elimination of major third-party leased equipment improved utilization of our assets, and a concentration on the bottom line has resulted in reduced revenues, but improving margins. This has been particularly true for our heavy-lift business and EPIC Diving. The results improved throughout the quarter as the weather improved, enabling a greater utilization of our key heavy-lift and diving assets. We expect to see further profit improvement in WA&D Services during the current, and seasonally strong, third quarter, barring any significant adverse weather conditions.

“Maritech had a much improved second quarter, buoyed by increasing production (average of 69.7 MMCFE/D in 2Q 2008 versus 57.1 MMCFE/D in 2Q 2007 and 60.9 MMCFE/D in 1Q 2008) and higher prices. However, much of the price improvement was offset by hedges, as Maritech has hedged much of its 2008 production (Maritech made over $24 million of hedge payments related to the second quarter). Additionally, during the quarter, Maritech expensed approximately $6.7 million of dry hole costs and abandonment liability adjustments (equivalent to $0.06 per share, after tax). During the latter part of the third quarter, we anticipate increasing production again, as four wells are expected to begin production. Even though prices have declined from second quarter levels, increasing production and our hedge position are expected to allow us to continue to show strong performance in Maritech over the balance of the year. Continuing our policy of hedging a significant portion of our anticipated production, we entered into the following additional hedges during the second quarter: 5,000 MMBTU/D for the second half of 2008 at $10.52/MMBTU; 5,000 MMBTU/D for calendar 2009 at $9.705/MMBTU; 10,000 MMBTU/D for calendar 2010 at $10.265/MMBTU; and, 1,000 B/D for calendar 2010 at $137.50/barrel.

“Our Production Enhancement Division continued to set all-time pretax profit records in the second quarter. In testing, a strengthening domestic market and a growing international operation generated improved earnings compared to both the

TETRA Technologies, Inc. Reports Second Quarter 2008 Results

second quarter of 2007 and the first quarter of 2008. Compressco also continued its growth in the second quarter.

“Earlier this year, we attempted to graphically represent the anticipated directional earnings growth in our operations in each of 2008’s quarters on a consolidated basis and by segment. Actual aggregate growth in the second quarter (relative to the first quarter) exceeded our earlier expectations. We are optimistic that our third quarter may exceed the profit levels attained during the second quarter. However, the relative percentage growth in the third quarter should be less than our earlier estimates, because third quarter earnings will be compared to the better than projected second quarter. Much of this dramatic improvement during the second quarter of 2008 over our first quarter results was expected, but the confirmation of these results was very satisfying. We are hopeful that “build for the future” capital expenditures made in the last few years will continue to allow TETRA to deliver future earnings growth. A partial reflection of this potential earnings growth was seen in our second quarter,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These forward-looking statements include statements concerning financial guidance, estimated earnings, earnings per share, expected benefits from our agreements and long-term investments, expected results of operational business segments for 2008 and other statements regarding our beliefs, expectations, plans, goals, future events and performance and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Geoffrey M. Hertel, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

TETRA Technologies, Inc. Reports Second Quarter 2008 Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$96,466	$80,667	$163,650	$153,778
WA&D Division
WA&D Services	79,712	86,205	130,878	175,049
Maritech	75,462	51,376	132,981	100,684
Intersegment eliminations	(2,774)	(6,038)	(5,919)	(12,912)
WA&D Division total	152,400	131,543	257,940	262,821
Production Enhancement Division	55,563	42,025	108,140	81,304
Eliminations and other	(40)	(181)	(185)	(253)
Total revenues	304,389	254,054	529,545	497,650

Gross profit
Fluids Division	22,393	17,068	35,650	31,775
WA&D Division
WA&D Services	15,982	16,192	15,975	31,073
Maritech	18,274	9,148	27,319	20,502
Intersegment eliminations	304	2,329	547	3,903
WA&D Division total	34,560	27,669	43,841	55,478
Production Enhancement Division	21,087	16,163	41,206	31,399
Eliminations and other	(613)	(295)	(1,223)	(582)
Total gross profit	77,427	60,605	119,474	118,070

General and administrative expense	28,022	24,708	53,121	48,259
Operating income	49,405	35,897	66,353	69,811

Interest expense, net	4,316	4,306	8,749	8,209
Other expense (income)	(414)	(2,773)	769	(4,023)
**Income before taxes and discontinued
operations (A)	45,503	34,364	56,835	65,625

Provision for income taxes	15,346	12,199	19,324	23,113
Income before discontinued operations	30,157	22,165	37,511	42,512

Discontinued operations:
Income (loss) from discontinued operations,
net of taxes (A)	(740)	705	(1,407)	1,020

Net income	$29,417	$22,870	$36,104	$43,532

**Income before taxes and discontinued operations
Fluids Division	15,570	10,265	22,411	18,212
WA&D Division
WA&D Services	11,547	12,675	7,444	23,716
Maritech	17,569	8,561	24,943	19,689
Intersegment eliminations	303	2,329	546	3,903
WA&D Division total	29,419	23,565	32,933	47,308
Production Enhancement Division	17,027	12,174	32,399	23,632
Corporate overhead (includes interest)	(16,513)	(11,640)	(30,908)	(23,527)
Total	45,503	34,364	56,835	65,625

TETRA Technologies, Inc. Reports Second Quarter 2008 Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.41	$0.30	$0.51	$0.58
Income (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.02
Net income	$0.40	$0.31	$0.49	$0.60

Weighted average shares outstanding	74,361	73,812	74,274	73,112

Diluted per share information:
Income before discontinued operations	$0.40	$0.29	$0.50	$0.56
Income (loss) from discontinued operations	(0.01)	0.01	(0.02)	0.01
Net income	$0.39	$0.30	$0.48	$0.57

Weighted average shares outstanding	75,752	76,414	75,608	75,751

Depreciation, depletion and amortization (B)	$45,910	$28,849	$83,799	$58,265

(A) Information presented for each period reflects TETRA’s Process Services, Venezuelan fluids and testing operations as discontinued operations.
(B) DD&A information for 2008 and 2007 includes oil and gas dry hole costs under successful efforts accounting.

Balance Sheet	June 30, 2008	December 31, 2007
	(In Thousands)
Cash	$38,107	$26,051
Accounts receivable, net	259,267	215,284
Inventories	121,174	118,502
Other current assets	94,555	63,654
PP&E, net	763,857	696,391
Other assets	177,766	175,654
Total assets	$1,454,726	$1,295,536

Current liabilities	$392,539	$242,050
Long-term debt	390,297	358,024
Other long-term liabilities	270,581	247,543
Equity	401,309	447,919
Total liabilities and equity	$1,454,726	$1,295,536

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